Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2007, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of P.A.M. Transportation Services, Inc. on form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of P.A.M. Transportation Services, Inc. on Form S-8.

/s/ Grant Thornton LLP

Tulsa, Oklahoma
August 29, 2007